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Exhibit 10.17

September 10, 2007

Mr. Scott H. Ray
c/o United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

Dear Scott,

        This letter sets forth the terms and conditions of your employment with United Online, Inc., a Delaware corporation (the "Company"), effective as of October 1, 2007 (the "Effective Date").

1.    Position.    You will serve as Executive Vice President and Chief Financial Officer of the Company and shall have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the board of directors of the Company or any committee thereof, or such board of directors or committee of any affiliated entity to which the authority of the board of directors of the Company has been delegated or assigned (the "Board of Directors") or the Chief Executive Officer of the Company to the extent such authority has been delegated or assigned to such Chief Executive Officer. You will report to me as the Chief Executive Officer of the Company or to such other senior executive officer as may be designated by the Board of Directors or the Chief Executive Officer of the Company. You agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.    Salary and Benefits.    You will be paid a salary at the annual rate of $425,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices, subject to any increases as determined by the Board of Directors from time to time. You will be eligible to participate in the employee benefits plans, including a 401(k) plan, that are provided to similarly situated executives of the Company or that have been made available to you by the Board of Directors or any affiliate of the Company. You will be entitled to a minimum of 4 weeks of paid vacation each year, or such greater amount as determined in accordance with the standard vacation policy applicable to similarly situated executives of the Company.

3.    Bonus.    You will also be eligible to receive an annual cash bonus of up to 100% of your annual base salary for each fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board of Directors. Your Annual Bonus will be increased to include any increases in your annual bonus as approved by the Board of Directors. You will be entitled to a guaranteed bonus payment for the 2007 fiscal year in the amount of $180,000, less withholding required by law, payable no later than March 15, 2008. Except as otherwise determined by the Board of Directors or set forth herein, your bonus awards will be paid only if you are employed by and in good standing with the Company at the time of bonus payments.

4.    Restricted Stock Units.

        a.     Effective November 15, 2007, you will be awarded restricted stock units covering 275,000 shares of the Company's common stock (the "Restricted Stock Units"). Your Restricted Stock Units will vest, and the underlying shares will be issued, according to the following schedule subject to your continued employment with the Company: twenty percent (20%) of the Restricted Stock Units will vest on November 15, 2008, November 15, 2009 and November 15, 2010, respectively, and the remaining forty percent (40%) of the Restricted Stock Units will vest on November 15, 2011. Except as otherwise set forth herein, in all other respects, the Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement.

        b.     Upon the termination of your employment by the Company "without cause" or by you for "good reason" (each such term as defined below) prior to November 15, 2011 and in connection with or within twenty four (24) months after a change in control (as defined in the applicable stock plan or restricted stock unit agreement), and subject to your execution (without revocation) of a general waiver and release of all claims against the Company, its affiliates and successors, in a form satisfactory to the Company (a "Release"), the vesting of your outstanding Restricted Stock Units will be fully accelerated upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

        c.     Upon the termination of your employment by the Company "without cause" or by you for "good reason" (each such term as defined below) prior to November 15, 2011, and prior to and not in connection with, or more than twenty four (24) months after a change in control (as defined in the applicable stock plan or restricted stock unit agreement), and subject to your execution (without revocation) of a Release, the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such units vest on a monthly basis. Such acceleration will occur upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

        d.     Upon the termination of your employment as a result of death or Disability (as defined below), the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated as if such units vest on a monthly basis); provided however, that in no event will the number of shares which vest on such an accelerated basis exceed the number of shares unvested immediately prior to the date of such termination. For purposes of this letter, "Disability" means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

5.    Policies; Procedures; Proprietary Information and Inventions Agreement.    As an employee of the Company, you will be expected to abide by all of the policies and procedures applicable to similarly situated executives of the Company, including, without limitation, the terms of: the Proprietary Information and Inventions Agreement between you and United Online (or any successor thereto or affiliate thereof), a copy of which is attached hereto as Appendix A and is incorporated herein by reference; the Insider Trading Policy; the Code of Ethics; and the Employee Handbook, and you agree to execute the foregoing upon commencement of your employment.

6.    At Will Employment.    Notwithstanding anything to the contrary contained herein, your employment with the Company will be "at will" and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by the terms set forth in this paragraph. This is the full and complete agreement between you and the Company on this subject. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to you, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.    Termination of Employment

        a.    Termination by You.    If you terminate your employment with the Company for any reason other than for "good reason" as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you any accrued base salary for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations in accordance with the terms of the applicable stock plan or restricted stock unit agreement. If you terminate your employment with the Company for "good reason," as defined below, in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) subject to the conditions set forth in Section 7(b) below. However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

        b.    Termination by the Company.    If your employment is terminated by the Company "without cause" as defined below, and subject to your execution (without revocation) of a Release (as defined in Paragraph 4), the Company will pay you a separation payment (the "Separation Payment") equal to the sum of (i) twenty four (24) months of your then current annual base salary, (ii) your Annual Bonus and (iii) your Annual Bonus, prorated through your termination date. For purposes of Section 7(b)(ii) and Section 7(b)(iii) above, "Annual Bonus" shall mean the lesser of 100% of your then current annual base salary or the Annual Bonus paid to you for the preceding fiscal year. Payment of this Separation Payment will be contingent on your signing (without revocation) the Release. This Separation Payment will be payable monthly on a pro rata basis over twenty four (24) months after such termination with the first such payment commencing upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law. Upon termination of your employment by the Company "without cause," other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

        If your employment is terminated by the Company "with cause" as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above. However, and notwithstanding the termination of your employment by the Company "with cause" or "without cause," or by you for "good reason," you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

        You have the right to decline to receive a portion of the benefits set forth under Sections 4 and 7 in the event that you determine that the provision of such benefits to you would result in a "parachute payment" as such term is defined in Section 280(G)(b)(2) of the Internal Revenue Code of 1986.

        c.    Definitions.    For purposes of this letter, "good reason" means:

  (i)
  a reduction in your base salary without your prior written consent;

  (ii)
  a material reduction in your position, duties or responsibilities in a manner inconsistent with the terms of this agreement, without your prior written consent; or

  (iii)
  any material un-waived breach by the Company of the terms of this letter;

  (iv)
  provided however, that with respect to any of (i) - (iii) above, you shall provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company shall have 30 days to cure such condition.

        For purposes of this letter, "with cause" means your commission of any one or more of the following acts:

  (i)
  willfully damaging the property, business, business relationships, reputation or goodwill of the Company or its subsidiaries;

  (ii)
  commission of a felony or a misdemeanor involving moral turpitude;

  (iii)
  theft, dishonesty, fraud or embezzlement;

  (iv)
  willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its subsidiaries;

  (v)
  the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its subsidiaries;

  (vi)
  willfully injuring any other employee of the Company or its subsidiaries;

  (vii)
  willfully injuring any person in the course of performance of services for the Company or its subsidiaries;

  (viii)
  disclosing  to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its subsidiaries;

  (ix)
  solicitation of business on behalf of a competitor or a potential competitor of the Company or its subsidiaries;

  (x)
  harassment of any other employee of the Company or its subsidiaries thereof or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its subsidiaries;

  (xi)
  failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its subsidiaries;

  (xii)
  breach of any material term of this letter; or

  (xiii)
  any  other act or omission that is determined to constitute "cause" in the good faith discretion of the Board of Directors.

        For purposes of this letter, "without cause" means any reason not within the scope of the definition of the term "with cause."

        d.    Code Section 409A Deferral Period.    Notwithstanding any provision to the contrary in this letter, no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code (the "Code") and becomes payable by reason of your termination of employment with the Company will be made to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your "separation from service" (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be paid in accordance with the normal payment dates specified for them herein.

8.    Withholding Taxes.    All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.    Restrictive Covenants.    Until twelve (12) months after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company or any of its subsidiaries is engaged in business or providing its services:

        a.     directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company or its subsidiaries; or

        b.     directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.    Entire Agreement.    This letter (including any appendices thereto), together with the Proprietary Information and Inventions Agreement, any handbooks and policies applicable to similarly situated executives of the Company in effect from time to time and the applicable stock plan and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties' intent. To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter. This letter is not assignable by you. This letter may be assigned by the Company to its subsidiaries or any affiliate thereof or to successors in interest to the Company or its lines of business.

11.    Amendment and Governing Law.    This letter may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.    Term.    This letter will expire on November 15, 2011, except Sections 6, 8, 9, 10, 11, and 12 will survive such expiration. Following the expiration of this letter, your employment with the Company will continue to be "at will."

        We look forward to continuing our successful relationship. You may indicate your agreement with these terms by signing and dating this letter.

        If you have any questions, please call the undersigned.

Very truly yours,
UNITED ONLINE, INC.
By:	/s/ MARK R. GOLDSTON

Name:	Mark R. Goldston
Title:	Chairman, President & Chief Executive Officer

I have read the foregoing and accept the terms set forth in this letter:

/s/ SCOTT H. RAY Scott H. Ray
Dated: September 10, 2007

Appendix A

[Proprietary Information and Inventions Agreement]
TO BE ATTACHED

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  Exhibit 10.17